TCW/DW TERM TRUST 2003

Item 77E            Legal Proceedings


      Four  purported class action lawsuits have been filed
in  the  Superior Court for the State of California, County
of  Orange,  against  some  of  the  Trust's  Trustees  and
officers,  one of the underwriters, the lead representative
of  its  underwriters, the Adviser, the Manager  and  other
defendants  -  but  not  against the  Trust  -  by  certain
shareholders  of the Trust and other trusts for  which  the
defendants  act  in similar capacities.   These  plaintiffs
generally  allege violations of state statutory and  common
law  in  connection  with the marketing  of  the  Trust  to
customers  of one of the underwriters.  Damages,  including
punitive damages, are sought in an unspecified amount.   On
or  about October 20, 1995, the plaintiffs filed an amended
complaint consolidating these four actions.  The defendants
thereafter  filed answers and affirmative defenses  to  the
consolidated  amended complaint.  The  defendants'  answers
deny  all  of  the material allegations of the  plaintiffs'
complaint.   In 1996, the plaintiffs voluntarily dismissed,
without  prejudice, their claims against the two defendants
who were independent Trustees of the Trust.  In March 1997,
all  of  the  remaining defendants in the litigation  filed
motions for judgment on the pleadings, seeking dismissal of
all  of  the claims asserted against them.  The defendants'
motions  were  fully briefed by all parties  and  were  the
subject  of a hearing before the Court on April  18,  1997.
In  July 1997, the Court denied the motion for judgment  on
the  pleadings.  In August 1997, plaintiffs filed a  motion
for  class  certification.  In their motion, the plaintiffs
requested  certification of a "nationwide"  class  of  Term
Trust  purchasers.  On June 1, 1998, the Court  granted  in
part  and  denied in part the plaintiffs' motion for  class
certification.  The Court ruled that plaintiffs' motion was
"granted  as  to [a California] statewide class,"  but  was
"denied  as to a nationwide class."  On October  13,  1998,
three  separate  class actions alleging similar  claims  on
behalf  of  the  residents of the states  of  Florida,  New
Jersey and New York were filed in the state courts of those
states.     The  defendants removed the Florida  action  to
federal court and the plaintiffs' motion to remand the action to state court was denied. Motions to dismiss were filed by the defendants in the Florida action on August 30, 1999, in the New Jersey action on July 26, 1999 and in the New York action on September 10, 1999. The New Jersey action was dismissed by the court with prejudice and no appeal was filed. The motion to dismiss the Florida action was denied on January 27, 2000. The defendants' motion opposing class certification in the Florida action was filed on May 4, 2000. The New York action was dismissed by the Supreme Court of the State of New York with costs on April 25, 2000. Certain of the defendants in these suits have asserted their right to indemnification from the Trust. The ultimate outcome of these matters is not presently determinable, and no provision has been made in the Trust's financial statements for the effect, if any, of such matters.





Paraleg/NSAR/77e.2003